Exhibit 99.2

Conference Call Transcript

March 16, 2006

3:00 p.m. Pacific Time

Operator:	Good afternoon. My name is Miles and I will be your conference operator today. At this time I would like to welcome everyone to the Autobytel Fiscal Year 2005 conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press Star then the number 2. Thank you.

Ms. Klein, you may begin your conference.

Jennifer Klein:	Thank you Miles and welcome to everyone on the line. Before we start the call today I’d like to make some comments on forward-looking statements. Today’s conference call including the question and answer period, projections, or other forward-looking statements regarding future events and the future financial performance of the company are all covered by the Safe Harbor statement contained in our public filing.

We would like to caution you that actual events or results may differ materially from those forward-looking statements. We refer you to the documents the company has filed with the SEC including the Form 10-K for the year ended December 31, 2005. These documents identify the principal factors that could cause results to differ materially from those forward-looking statements.

With that I’d like to turn the call over to Autobytel’s CEO, Rick Post. Rick?

Rick Post:	Thanks Jennifer. I’m pleased to be speaking with you to report on our fiscal year ended December 31, 2005 results. Mike Schmidt will go through the financials after which I’ll review the fiscal year operating results. Then we will conclude the call with a question and answer session. Now I’ll turn the call over to Mike for a review of the financials. Mike?

Mike Schmidt:	Thank you Rick. Let me begin by reviewing the income statement. Revenue for the fiscal year 2005 totaled $125.3 million, an increase of $3.1 million or 3% from 2004 revenue of $122.2 million. The revenue increase was primarily due to growth in revenue from advertising and CRM services.

Our revenue mix was 62% leads, 19% CRM, 15% advertising, and 4% data, applications, and other revenue. For comparison our revenue mix for the fiscal year 2004 was 69% leads, 16% CRM, 11% advertising, and 4% data, applications, and other revenue.

Lead fee revenue for 2005 totaled $77.5 million, a decrease of $7.3 million or 9% from 2004. The decrease in lead fee revenue was due to a decline in the average number of purchase requests delivered to our retail and enterprise dealers as well as a decline in the number of dealers in our network.

In 2005 we delivered approximately 3.5 million purchase requests versus 4.2 million in 2004. Approximately 2.2 million retail and 1.3 million enterprise purchase requests were delivered in 2005 representing a decrease of 500,000 and 200,000 respectively from 2004.

Additionally we delivered approximately 821,000 finance requests in 2005, an increase of 300,000 from 2004. Average revenue per purchase request delivered was $19.05 versus $18.72 in 2004. Average revenue per finance lead increased to $12.27 in 2005 from $10.99 in 2004.

Advertising revenue increased by $5.5 million or 40% to $19.2 million in 2005 compared to $13.7 million in 2004. Revenue from CRM services increased by $5.1 million or 27% to $24.1 million in 2005 compared to $19 million in 2004. CRM growth came from both the RPM and AVV products. Revenues from data, applications, and other decreased by $300,000 or 7% to $4.4 million in 2005 compared to $4.8 million in 2004.

Costs of revenues which includes traffic acquisition costs or TAC for 2005 totaled $52.2 million, an increase of $1.6 million from 2004. As a percentage of revenues, cost of revenues was 42% comparable to 2004.

Other operating expenses including sales and marketing, product and technology development, general and administrative, and the amortization of acquired intangible assets for 2005 totaled $81.9 million compared to $66 million in 2004. This increase was primarily driven by an increase in general and administrative costs.

General and administrative costs consist of executive, financial, and legal personnel expenses and costs related to being a public company. G&A expense increased by $11.2 million or 59% to $30 million in 2005 compared to $18.8 million in 2004. This represented 24% and 15% of total revenues for 2005 and 2004 respectively.

The increase in G&A costs were primarily due to increased costs associated with the internal review, restatements and audits of our consolidated financial statements. This represented $5.9 million of the increase.

An increase in legal fees of $3.6 million of which $1.8 million was associated with enforcing our intellectual property rights. $700,000 was associated with defending purported class action and derivative lawsuits filed against us. And $1.1 million related to other legal matters. Increase in temporary personnel costs of $1.5 million accounted for the majority of the other increase.

Sales and marketing expense includes costs for developing our brand equity and personnel and other costs associated with dealer sales, CRM sales, web site advertising sales, and dealer training and support. Sales and marketing expense increased by $1.4 million or 5% to $27.3 million in 2005 compared to $25.9 million in 2004. This represents 22% and 21% of total revenues for 2005 and 2004 respectively.

Product and technology development expenses includes personnel costs related to developing new products, enhancing the features, content, and functionality of our web sites, and our Internet based communications platform costs associated with our telecommunications and computer infrastructure as well as costs related to data and technology development.

Product and technology development expense increased by $2.9 million or 15% to $23.1 million in 2005 compared to $20.2 million in 2004. This represented 18% and 17% of total revenues for 2005 and 2004 respectively.

Net loss for 2005 was $6.3 million or 15 cents per fully diluted share. This compares to net income of $5.8 million or 13 cents per share - per fully diluted share for 2004. Now let me summarize the balance sheet.

As of December 31, 2005 the company had $48.4 million in domestic cash, cash equivalents, and short term and long term investments. On December 15, 2005 the owners of Autobytel Europe agreed to dissolve the company. As a result of such agreement we received a cash distribution from Autobytel Europe of approximately $3.9 million.

This amount was part of the amount that was previously classified and previously reflected on our consolidated balance sheet as restricted international cash and cash equivalents. The remaining part of such restricted international cash and cash equivalents was distributed to the other owner of Autobytel Europe. The distribution excludes $200,000 placed in an escrow account and reflected on our consolidated balance sheet as restricted international cash and cash equivalents.

Net cash used in operating activities was $6 million in 2005 compared to net cash provided by operating activities of $7.6 million in 2004. Net cash used in operating activities in 2005 resulted from a loss - the net loss of $6.2 million to the period, a $4.8 million of increase in accounts receivable, a $700,000 decrease in accounts payable and accrued expenses, a $400,000 decrease in other current liabilities, and a $100,000 increase in prepaid expenses and other current assets which were partially offset by non-cash charges. We may continue to use cash from operations in 2006.

Days sales outstanding or DSO increased from 57 days during the year ended December 31, 2004 to 59 days, the year ended December 31, 2005. Now I’ll turn the call back over to Rick. Rick?

Rick Post:	Thanks Mike. Clearly our operating results and financial condition in 2005 were impacted by a long list of expenses that are not related to our core business including an increasing cost associated with the Sarbanes-Oxley compliance, the restatements of our financial statement, the internal review relating to the restatements, and the remediation of identified weaknesses in our internal controls.

These issues required resources to be tapped from all areas of our business and that is reflected in our results for the year. Despite these challenges we persevered and experienced growth in many key areas of our business. In 2005 advertising revenues increased by 40% from the previous year. During 2005 advertising page views increased to approximately 410 million from approximately 349 million in 2004. The CPM per page for 2005 was $40.17 compared to $37.86 in 2004.

As we’ve talked about before, automotive advertising is one of the fastest growing categories on the Internet. Industry experts expect the auto category to grow from $893 million in 2004 to $2.67 billion in 2007. We have benefited from this trend. We saw strong interest in advertising programs and capabilities in 2005 as well as throughout the fourth quarter of last year. We had over 27 active OEM advertisers in Q4 and a number of non-OEM advertisers also were on site.

New innovative rich media products and video such as Car TV contributed to the excitement around Autobytel’s media offerings. Car TV served nearly 370,000 hours of video programming in 2005 via Autobytel’s network of vehicle research buying sites and other venues including ITunes and video pod casts - pod casting.

CRM has been another consistent source of growth and opportunity for Autobytel. We saw net dealer ads for both RPM and Web Control in 2005. As of December 31, 2005 customer relationships, CRM customer relationships consisted of 2980 Web Control relationships and 820 RPM relationships.

Our Web Control product continues to benefit our dealer customers. Car shoppers today have nearly unlimited opportunities to research vehicle information online. As a result today’s dealers are getting Internet leads funneled to them from Autobytel and a multitude of other sources. The leads need quick and careful attention. As is often, it is most responsive for dealers with the best communication process that are able to more easily turn prospects into buyers.

According to an Autobytel case study the Asbury Automotive Group, one of the largest automotive retail and service companies in the U.S., operates 94 retail auto stores encompassing 129 franchises for the sale and servicing of 33 different brands of American, European, and Asian automobiles.

They were looking for a standardized company-wide system for more efficient lead management, process automation, and corporate reporting. Asbury turned to the Web Control system, Autobytel’s lead management tool, to resolve these problems.

Using Web Control technology, Asbury salespeople are able to close at a much higher number of leads than they could in the past giving the organization the potential for a much higher ROI on their overall customer acquisition cost.

According to the Director of Business Development for the entire Asbury group, their dealers handled approximately 75 leads a month and with Web Control their closing ratios often reach 20% or more, far above the industry average. During 2005, Web Control added approximately 190 relationships.

According to new research from the University of Maryland’s Robert H. Smith School of Business, auto dealerships using customer management systems are performing 15% better than their competitors. Dealers need our CRM products — this is clear.

Part of the reason that lead management software is so critical is that dealers are getting purchase request leads from a wide variety of sources which implies that the competition for our core purchase request lead business is out there and aggressive. The competitive environment in the fourth quarter continued to put pressure on our core leads business.

Following record sales spurred on by the employee pricing in the third quarter, automotive sales took a significant downturn in the fourth quarter. Many dealers pulled back their overall marketing spend during the fourth quarter as the effects of a post-promotion hangover were accentuated by typical seasonality.

Our lead referral dealer relationships represent domestic and imported makes of vehicle and light trucks sold in the United States. As of December 31, 2005 we had approximately 5,570 retail dealer relationships, 740 enterprise dealer relationships with major dealer groups, and 8 direct relationships encompassing 18 brands with automotive manufacturers or their automotive buying services affiliates which represented an additional 22,000 enterprise dealer relationships. As of December 31, 2005 approximately 740 retail dealers had more than one retail lead referral relationship with us.

From time to time, we find that major dealer groups such as Asbury or Sonics receive purchase requests. Dealers that are part of such groups may have been previously counted as part of our retail dealer relationships. When the dealer group is added to our enterprise dealer relationship there may be a reduction in the number of retail dealers that we reclassify.

In 2005, we experienced a net reduction of approximately 670 retail dealer relationships. Approximately 120 or 18% of these dealers were transferred to the enterprise dealer relationship group in connection with signing major deals with these entities.

Although our purchase request business was under significant competitive pressure during 2005, we saw the benefit of having owned Car.com for a full year. Our finance leads business, which was acquired as a part of our car.com acquisition, saw 30% growth in dealer relationships and revenue grew to $10 million.

Average net revenue per finance lead increased to $12.27 in 2005 from $10.99 in 2004. As of December 31, 2005 our finance leads referral network included approximately 340 relationships with retail dealers, finance request intermediaries, and automotive finance companies who participate in our Car.com finance referral network.

As Mike mentioned, we delivered approximately 3-1/2 million purchase request leads in 2005. Although the total number of purchase requests delivered to dealers declined from 2004, the net revenue per purchase request increased to $19.02 from $18.72. Correspondingly, our quality initiative began to show results as our internally measured close ratios improved over the course of 2005.

Autobytel strives to provide dealers and OEMs with the most innovative marketing services solutions. Our Black Condor search engine technology benefits Autobytel’s nationwide network of dealers by sending them in-market car shoppers at a fraction of the cost of traditional advertising.

One of the many advantages of this technology is having the ability to determine the return on investment of each keyword on the relative or combined values, of page views and vehicle purchase requests. Black Condor coupled with our natural search initiatives resulted in 175 million page - search page views in 2005 which is both natural and paid search combined. This is a 45% increase from the previous year.

In 2005, Autobytel’s search engine marketing generated an estimated $1.4 billion in gross revenue for member dealers across the U.S. According to J.D. Power and Associates, in 2005 53% of new car buyers indicated that the Internet impacted their make, model purchase decisions. According to Jupitermedia Corporation by 2009 33% of all new car sales will be Internet generated, up from 24% in 2005.

Studies from major third party research companies indicate that consumers prefer independent, multi-brand web sites for product reviews, comparison, and pricing information. The automotive Internet is a growing opportunity that is tracking a multitude of competitors. It is therefore critical that Autobytel remains innovative and ahead of the competitive curve in this rapidly changing marketplace.

We believe that we have the products and programs to provide value, efficiencies, and strong ROI for dealers and OEMs throughout the customer life cycle from customer generation to customer retention.

2005 was a tough year for Autobytel. Despite that, we focused on growth, on providing dealers and OEMs and consumers with innovative solutions. Autobytel’s focus remains on helping dealers and manufacturers sell cars and market products while providing consumers with ever increasing information to help them with their car buying experience.

When I stepped in as CEO in April 2005 it was clear that we needed to investigate all of our options on how we should grow the company. We are committed to growing the company and to being a leader in the very competitive automotive marketing services arena by innovating the highest quality products and services for our dealers and OEM customers as well as for the millions of consumers who use our network.

When we engaged Merrill Lynch last October to help us explore a wide variety of strategic alternatives, we looked at a full spectrum of options. We also conducted a search for a CEO we believed had the experience, qualifications, and personality to take Autobytel to the next level.

Jim will be joining the company on March 20th and I encourage you to listen to his introductory conference call next Monday, March 20th. With that Operator, I’d like to open the call to questions.

Operator:	Ladies and gentlemen, as a reminder, if you would like to ask a question please press Star then the number 1 on your telephone keypad. Star 1 on your touchtone telephone keypad if you would like to ask a question at this time. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Frank Gristina with Avondale Partners.

Frank Gristina:	Thank you for taking my questions guys. Question I guess with regard to the ad revenue, that seems to continue to grow pretty well and I was just curious if you guys - how your sell through is going, if this is a function of increased inventory or still kind of pricing, a little bit of both? If you have some comments on that?

Rick Post:	Yeah I would say that for 2005, particularly in the fourth quarter, it was a combination of both. It was high advertising in the fourth quarter in particular as manufacturers were looking to stimulate sales in what was obviously early in the quarter a very, very weak quarter. So we benefited from that significantly in the fourth quarter.

Frank Gristina:	Are you selling out of inventory?

Rick Post:	Well certainly in the year, and we typically don’t totally pre-sell our inventory, we sell a part of it. We’re experiencing close to the same pre-sell that we’ve had the last few years.

But, you know, advertising is always dependent on when you get creative - when you get the creative end from the OEMs, when you can start the program, when you can run it. So all of those things come into exactly how the revenues will hit during the year, when they run certain promotions. It’s not as predictable as we’d like.

Frank Gristina:	Okay, and then in terms of the page views I think you gave some full year numbers. What were the page views in the fourth quarter?

Mike Schmidt:	For the fourth quarter Frank, this is Mike, it was 110 million.

Frank Gristina:	It was 110 million?

Mike Schmidt:	Yeah, same as Q3.

Frank Gristina:	So it seems like there’s, you know, if you could start to increase that then obviously you’d have a lot more capacity to sell through on the advertising.

Mike Schmidt:	Yeah and just to be clear Frank, that was advertising page views as well, not total page views.

Frank Gristina:	Just ad page views.

Mike Schmidt:	Right.

Frank Gristina:	And then you had mentioned something about search page views and I haven’t really heard you talk about that in the past and so that was 175 million for the year and those were searches that are conducted on an Autobytel search engine?

Rick Post:	No those would be - that would be as a result of paid search initiatives.

Frank Gristina:	Okay.

Rick Post:	And what we’ve concluded Frank, and I think we’ve talked about this in previous conference calls is we are obviously interested in driving more traffic direct to site and driving PRs and page views that way as opposed to, you know, we also have a network of affiliates that we deal with that are - while they’re very valuable to us, we would like to control that customer experience.

So we’ve - part of this Black Condor technology as we’ve refined it, as we’ve gotten it more and more enhanced and better operationally we’ve increased that driving of traffic.

And again I think this is an area that Jim Riesenbach is one of the leaders in the space at AOL dealing with Google and all of the major players. He runs the local search efforts there so as we’ve done okay I think we’ve done a nice job in 2005. I’m excited about Jim coming in and taking a fresh look at what we do in that area.

Frank Gristina:	Great, and then two more questions. In terms of the enterprise customers, it looks like you added a lot sequentially. Was that a function of just bringing in another manufacturer and, you know, that brought in a number of their dealers?

Rick Post:	Yeah Frank, one of the things that we’ve been also focused on in 2005, you know, the peak parts come together slower at times and quicker at times. In 2005 what we concluded was we needed to have national contracts with as many of the OEMs that we can to improve the fulfillment for the consumer.

So if we don’t have in our local network a dealer for a brand that the consumer wants, and we don’t have also an ultimate relationship with the manufacturer it can be a poor experience. So yes, in the quarter we brought on three large OEMs — Honda, Subaru, and Suzuki.

Frank Gristina:	Okay, but it didn’t really translate into more leads being sold and I guess that I’m wondering if there’s an inventory issue right now. Are you not getting - are you kind of - are you selling out your leads and you don’t have enough consumers generating leads or is it just a function of the enterprises and the dealers not buying the leads you generate?

Rick Post:	Well yeah, in Q4 it was a very soft quarter in the industry. Consumers were not actively out as they had been and plus there’s some seasonality. We also have over the course of the year made a proactive decision to pull back on a number of affiliates, reduce the number of affiliates and reduce volume in order to drive quality up and hopefully stimulate demand with the - with certain of the OEMs who are looking at various quality measures.

So it’s a combination of things that kind of hit us in the fourth quarter that all came together in a negative way.

Frank Gristina:	I guess that’s responsible for the increase in the TAC in the quarter as well, trying to stimulate consumers to generate leads? It went - it seems like it jumped to 56%, up 400 basis points sequentially.

Rick Post:	Frank, I don’t have that number. I don’t see - I’m going to have to get back to you on that.

Frank Gristina:	Not a problem. Thanks very much guys.

Rick Post:	All right, thank you.

Operator:	Your next question comes from the line of Richard Fetyko with Merriman, Curhan, Ford.

Richard Fetyko:	Hey guys, thanks for taking my question. Looking at fourth quarter pricing trends, just sort of backed into it from a year end number, I just wanted to make sure that I’m looking at it right. It looks like the price per lead in the fourth quarter on the automotive leads was about flat quarter over quarter and the price per lead on the finance side down somewhat?

Mike Schmidt:	Frank, this is Mike. The price per purchase request from Q3 to Q4 was - you’re correct that it’s flat. On the finance side it was actually - from Q3 to Q4 it was actually up.

Richard Fetyko:	Could you tell us what it was I guess?

Mike Schmidt:	Yeah Q3 was at $12.55 and Q4 was at $13.20.

Richard Fetyko:	Okay thanks. And the next question is more of a strategy question. As we hear more and more about automotive dealers and OEMs spending more dollars on online advertising and your sort of pure online advertising revenues and business doing quite well, I mean, would it make sense to de-emphasize the lead generation business altogether and just focus on the online advertising opportunity?

You know, you have pretty decent content out there — great content I’d actually say — a decent amount of users, now with the Condor technology it can drive traffic to this site hopefully at a low cost. I mean, it seems like the online advertising opportunity is just a pure advertising as opposed to lead generation appears to be a lot more attractive business model and one that you’ve already succeeded with even without that much focus on it.

So I’m just trying to figure out, you know, what’s the strategy? I mean, this lead generation business continues to be very competitive, you continue to, you know, refine the quality but it continues to decline in terms of revenues. Does it make sense just to completely focus on online advertising, have lower revenue base but much higher margins?

Rick Post:	You know Frank, that’s something that - there are a lot of scenarios that we have looked at, we will continue to look at. And when Jim is fully on board here we’ll give him, you know, we ought to give him at least two or three days to look at this. But we’ll be working with him to give him, you know, our view of the world.

We have today concluded that those businesses are pretty interrelated in terms of driving traffic and relevance, fulfilling the consumer need to be able to get to a dealer. So right now at least the - for the last year we’ve concluded that we need to improve quality which we’ve been working on. It’s been a drop in volume but improve quality, get our arms around that. We need to improve driving traffic to the site which we’re making progress on. And then we believe that the additional relevance of consumers coming to the site and then the advertising dollars will tie to that.

Is there a different business model that could be looked at? Sure. And I think as Jim gets familiar with exactly what we’re doing he obviously will have some views on that.

Richard Fetyko:	All right and just a couple more here. When I look at the RPM number of dealers increased from 780 to 820 and the revenues were flat, I was just wondering if there’s a lag in terms of revenue growth on that.

Rick Post:	On the CRM piece?

Richard Fetyko:	Yeah, CRM revenues were flat at $6.2 million while the dealership count increased. I was just wondering how that correlates.

Rick Post:	Part of it is customer mix on this. There is a lag. It depends on the CRM business. It can be anywhere from 60 to 90 days on a signup when revenue really gets generated. But part of it also is a revenue mix on that in terms of size of customer. And we also have promotions that we’ll run with the dealers. They’ll do individual mailers.

Overall for the year we were at $24 million versus $18 million the prior year on CRM. So yeah, quarter over quarter there is a bit of lag and there’s a mix issue.

Richard Fetyko:	Okay, and the last one on the competition, could you just kind of give us an idea of where it’s having an impact? Is it on the retail dealer retention side, is it on the cost of the leads side and, you know, who are sort of the competitors? If you don’t want to mention them, what are they doing to be more competitive with you?

Rick Post:	Well I would say that on the pricing side we had seen pretty significant pricing pressure in the first half of the year. That seems to have stabilized. We continue to add a lot of dealers every quarter. We have not fully solved the issue of churn. We’re working on some programs there. One of the things that we believe is starting to take effect or should take effect is the improvement in quality.

Also, we also - we run across a lot of dealers that will move off of our program and try something new like local search. That’s been a big issue in the last six months, six to nine months. And they come back. So we’ve experienced a lot of churn. We’re trying to figure out some programs that will create more loyalty, loyalty programs and other things to retain the dealers.

If we can bring that churn number down we’ll have a terrific trajectory because our adds continue to be - we continue to add a lot of dealers every month. We’re just losing too many and a lot of times they’ll leave and come back. So again that’s an area that we’re focused on and I’ve already talked to Jim about some ideas where we can improve that.

The best thing for us that we could do is supplement — back to the other question — supplement our leads product with other relevant products that tie into it. So our lead product can also tie in with the local, we believe the local search products to the dealer. So we’re fulfilling all of their needs, not just one aspect of driving traffic to their dealership.

Richard Fetyko:	Thank you.

Operator:	Your next question comes from Clint Coghill with Coghill Capital Management.

Clint Coghill:	Hey Rick, a couple of quick questions for you here. Can you kind of run through the - in your mind sort of the most significant assets that Autobytel has and sort of the place where you have the biggest lead over the competition?

Rick Post:	Well I think we have the great - the largest reach in terms of driving traffic with affiliates. We have a diverse business model and have the ability as we’ve expanded across the life cycle in the dealerships. So, from when the customer first comes in to look at a car to the service side and the retention side of the business. So, you know, the consumer sites are also well known in the, you know, in the industry and to consumers.

So I think there’s a variety of strong assets that we have that are leveraged off each other.

Clint Coghill:	Gotcha. The - I guess the second question is just what seems to be the hangup with getting more dealers to purchase the leads? The reason I ask is because we just - we called a number of different dealers and it sounds like with - say if you’re selling a lead for $20 or so and they have a 13% closing ratio on those leads, they’re selling on average the gross margin that a dealer would make on a car would be anywhere from $700 to $4500 for a higher end car. And so the ROI would be really significant and so it’s hard to understand exactly what’s causing them to not use this channel more effectively.

Rick Post:	Well it’s a great question, Clint. And one, we’re continuing to try to understand this all. We continue to do surveys with the dealers and try to understand it. A part of the churn that occurs with dealers is there is just a natural level of churn that a dealership goes through whether they’re sold, whether the brand is scaled down.

There is turnover in the Internet department. I think we’ve talked about that in the past, that can cause a dealer to dramatically reduce the number of lead providers they might be dealing with during a period.

But the other side of it is there are a lot of lead providers out there right now. And there aren’t a lot of lead providers that have a national footprint that have the brands. So I think we’re well positioned. We have to take better advantage of it going forward.

Clint Coghill:	And then I guess with regard to this, I know that you guys have some intellectual property and there is a Markman hearing that I think occurred toward the end of last year. Can you just kind of comment on how that has gone to this point and what specific patent that is over?

Rick Post:	Sure, well the hearing is in the Eastern District Court of Federal Court in Texas. So that and the Markman hearing and the actual document would be available through the - it’s filed and available through the court. I’m not sure if there is a small fee to access that maybe Clint. It’s not something that they let you just go out and reproduce and publish. But it is available through the court.

Clint Coghill:	Yeah we read it. I just wanted to get your interpretation of the Markman hearing.

Rick Post:	Well I can’t give you my interpretation because we’re in litigation. My lawyers would advise me that would be a really bad idea. So I can’t comment on it. You’ve read it, I think you can draw a conclusion around how that came out for us. Let’s just say that we believe that we’re in a good position to continue that, that we’re in a good position to make our arguments, and this trial is scheduled at the moment for the latter part of August.

Clint Coghill:	At least our interpretation is overall it looks fairly favorable to you guys overDealix. With these sort of trials, what could be sort of the ramifications if you were to win?

Rick Post:	Well that would - well we’re pursuing it because we think the return if we win would be very good based upon the investment. We’re making significant investments as you know, millions of dollars in the cost for the legal battle. So the potential there is for a very good return to us including being able to deal more effectively with competition that is using our technology.

So I don’t want to get into speculating how it would play out but, you know, it could be either a very good result for us or it could be one where there’s nothing at the end of the day. It’s all at some point in the hands of a jury.

Clint Coghill:	Gotcha. Last question for me for at least a little bit and that is can you comment on the industry trend in January and February and how that is impacting your business?

Rick Post:	Well if I did that I would start making - I’d have to go through the entire business because I don’t want to leave a misperception on just one aspect of the business and we’re not doing forward-looking statements at the moment. The car industry as a whole has seen improved sales obviously over Q4. But that’s the industry and I really can’t get into speculating at the moment on our quarter.

Clint Coghill:	Okay we’ll get back in line here for a little bit, thanks.

Rick Post:	Thank you.

Operator:	Your next question comes from the line of Jacqueline Spring with Thomas Weisel Partners.

Jacqueline Spring:	Hi thanks, I’m in for Christa Quarrels. I had a couple of questions. In this 10-K, I thought there was a little bit of guidance. And going back to the advertising revenue growth, I think you guys said that it would be flat for the year, and I’m wondering given how robust it was in ’05 and the trends you’re seeing across the automotive space, you know, is that more of a reflection of what you think is going to happen in terms of your volume or is that pricing trends?

Rick Post:	Well we are required to make a forward-looking statement around each of the areas of the business and because we don’t have pre-sold and absolutely known revenues for the full year, we can’t make up - we can’t give guidance off of such a high growth number that would be other than, you know, we believe we’ll be at least at where we were last year.

Jacqueline Spring:	Okay, I also wanted to see if you could update us at all on any of the partnerships you’ve had. I know you had some with Bankrate and ESPN. Are you seeing any impact to your traffic or leads related to these?

Rick Post:	We’ve seen good traffic related to the ESPN relationship in particular. We continue to look at co-brand. We would like to do co-brands that have a tie into the demographics that are typical on our site. So, there is a bias to the type of person that utilizes the Internet. ESPN fits that.

We also did an arrangement with Cablevision that we announced recently where they are selling our Car TV video on Video on Demand. So we continue to look at those kinds of program relationships.

Some work really well, some there’s just not enough traffic to make them worthwhile. We’re sorting - we’re learning as we sort through and do these different transactions.

Jacqueline Spring:	Okay, and my last question, I know in the past and on this call you’ve talked a lot about improving the quality of your leads. I’m wondering if you can give us any sort of metrics around that, that you’ve seen thus far?

Rick Post:	We haven’t and the reason we don’t — we measure internally - we send out surveys, we do internally generated surveys. They’re just statistically not something that I would feel comfortable.

We use them directionally in the company so they’re consistent period over period, so they’re directionally correct. Precision would be one that I’d be uncomfortable quoting just because I don’t think there’s enough math behind it that would be statistically validated probably.

Jacqueline Spring:	Okay thanks.

Jennifer Klein:	Operator?

Operator:	Your next question comes from the line of Peter Schleider with Pennsylvania Capital Management.

Peter Schleider:	Yeah hi, I’m curious about a couple of things. One, there is about a $2 million other income item in the quarter as far as I can tell. What was that from?

Mike Schmidt:	Peter, this is Mike. That’s basically on the liquidation of Autobytel Europe. There was some currency translation that obviously was seeing comprehensive income as - and as those funds were liquidated then that CTA became an exchange gain.

Peter Schleider:	So that’s actually …

Mike Schmidt:	So about $1.6 million is that.

Peter Schleider:	That’s not really a cash item.

Mike Schmidt:	Pardon? Say again?

Peter Schleider:	I’m sorry, that’s not really a cash item, it’s more of a reversal of a previous …

Mike Schmidt:	It’s a cumulative translation adjustment on the net assets of the entity.

Rick Post:	The actual distribution from Europe was about $3.8 million.

Mike Schmidt:	$3.9 million.

Rick Post:	$3.9 million.

Peter Schleider:	Okay. And if you were to look - Mike if you were to look at your operating expenses specifically G&A on a go-forward basis, or at least on a non-2005 penalizing basis, are you going to be at the same kind of $30 million rate or does that come down with all the expenses, you know, the almost $6 million in audit expenses and all that.

Mike Schmidt:	Yeah, I mean, I guess Peter, I mean, we’re not giving guidance so I can’t speak to that directly. But I think if you look at what happened full year ’05 versus ’04, I mean, roughly, you know, there’s $6 million related to the restatement, the internal review, and the audit which was an increase of ’05 versus ’04.

You know, there’s $2-1/2 million of legal fees related to the patent and the derivative and class action suit. And obviously those may or may not continue and so, you know, I can’t directionally give you but obviously I think if you look in the K there obviously were some, you know, unusual costs that occurred in ’05 versus ’04.

Peter Schleider:	Let me ask you this — your audit expenses, are they pretty much pro rata every quarter? That $6 million is amortized over all the quarters?

Mike Schmidt:	No, audit expenses are basically as the services are delivered you incur the expense. So, you know, obviously, typically - and you have to remember in ’05 with regards to our audit fees, it went to the P&L. The heavy part of the restatement probably occurred from the, you know, latter part of ’04 through, you know, the May period of ’05 when we actually filed.

And but on a normal basis obviously, you know, there’s a bit more heavy testing and a bit more time spent by the auditors as you get closer to year end than on the quarters.

Peter Schleider:	All right. Then, on the lead generation business, do you see the opportunity for pricing to stay where it is or do you expect the per lead pricing to drop through this year?

Rick Post:	We’re not anticipating any significant change in pricing. We’ve seen it stabilize in the recent months. There’s been a variety of changes in the industry. While it’s still very competitive, some of the folks who were building dealer networks have exited, some others are trying to start up. So it continues to morph out there, but pricing has been generally fairly stable.

We obviously always look at our model to see if in fact our model is the right one in terms of level of service, high touch points, do we need to be the low cost provider, should we create more services and increase price? So we’re confident in looking at that but the base underlying business, I’d say the pricing is fairly stable for the moment.

Peter Schleider:	All right. And then finally just out of curiosity, do you think that there is going to be a focus by the Board on the costs in the business? Because if you had a normalized G&A cost you would have been clearly a profitable business in ’05.

Rick Post:	Pete, absolutely. And, you know, ’05 was one of when I came in it was just make sure we got through the restatements, we had the financials accurate, we spent a lot of effort and time stabilizing the business after that. There was a lot of disruption related to that. So yeah, costs are certainly one that we need to focus on and we have the opportunity like the transition with Jim to go through the business.

And he has some ideas on how the business should look and his - he believes that we can grow revenues significantly and if we can from the one time items coming out and the cost basis to grow revenues will - should be there to cover that.

Peter Schleider:	Great. All right, well thanks very much.

Operator:	Your next question comes from Justin Stein with Cheyenne Capital.

Justin Stein:	Hi guys, thanks for taking my question. Given the article in the New York Times on Monday the 13th regarding a conversion of traditional media with the Internet and with no sale of the company at least at this time, it’s surprising that no one has asked about this yet. But can you comment on the interest that you guys received throughout the process? Were large Internet players like Google or Yahoo involved? Were newspaper companies involved?

Rick Post:	I can’t comment. We signed - we would have signed and we have confidentiality agreements. We can’t speculate. We looked at a variety of activities and options.

I would say that you’re right, we believe you’re right, that the Internet and traditional media are going to come together. We think we have a platform to take advantage of that. We also believe that bringing Jim in as someone who has first hand in the heart of what’s going on in this area with, you know, he had the key relationship from AOL and with Google and other search engines. He was driving their online local search activities, driving their content and media.

So yes, we believe you’re correct that this merging offers us an opportunity to take our platform and advantage ourselves with - certainly with partnering, with products, and we’ve just got to execute.

Justin Stein:	Thank you for your time.

Operator:	Your next question comes from Richard Fetyco with Merriman, Curhan, Ford.

Richard Fetyco:	Yeah I just wanted to - on the previous calls you were just talking about the expenses and I was wondering if you could specifically talk about the fourth quarter, if there were any sort of one-time legal expenses, any other sort of one-time or transitional type of expenses in the fourth quarter.

Rick Post:	Well there were certainly legal expenses related to the patent. Pursuit of the patent litigation continues to be an expensive quarterly event. Maybe - that quarter held the Markman hearing or preparation for that so that was fairly expensive.

And I would say that the Sarbanes related - Sarbanes-Oxley related costs, getting ready for the audit, going through our first - really I would say our first full, complete, in-depth Sarbanes testing coming out of the remediation. It was very extensive, the testing, the processes that we had to go through with the auditors to be in compliance.

So there are a lot of costs in there. Are they all just one time? There’s some of that. Sarbanes is going to be with us for a while. So I don’t have a break out on that. Some of it’s embedded in the company as we work through these issues and do the testing and document the 404 controls. It’s a very involved, lengthy process.

Richard Fetyco:	And the legal expenses, do you have an estimate on those in the fourth quarter?

Mike Schmidt:	Yeah, it probably would have been a couple of hundred thousand dollars and half a million.

Richard Fetyco:	Okay thanks.

Operator:	Your next question is from Clint Coghill with Coghill Capital Management.

Kelly Darin:	Hey guys, it’s actually Kelly Darin in for Clint Coghill. I just wanted to expand a little bit about you had commented that your auditors, some of that work had actually tapped resources across the firm. And I’m just wondering if you can give us a little bit of a feel for how deep within the organization that distraction went and maybe some examples. For instance, was your sales team impacted by that?

Rick Post:	Well yeah, let me make sure I articulated that correctly. The 404 process itself, it goes across every aspect of the business. So as we do the reviews for the year and do the testing that has to occur for all of our controls and all of our processes, it touches every aspect of the business.

Because of the significant items we had identified last year that needed remediation, the testing was extensive and maybe I would say probably more so than a normal circumstance. So that’s what I was alluding to there. But it does touch across the entire organization when you’re going through the Sarbanes internal reviews.

Mike Schmidt:	And just to point out Kelly, it’s not, you know, with Sarb-Ox it’s not just the auditors’ process. It’s the company’s and management’s responsibility to test those, all the controls that are in place. And some of it’s their opinion as to how effective the control environment is.

Kelly Darin:	Okay, okay. I guess the other thing that I’ve love to touch on is, you know, it does sound like there has been a lot of talk within the Internet players about how hot the automotive sector is right now. And I know there’s been some M&A in the space, and I’m wondering if, you know, if you can talk a little bit about maybe some of the examples that you’re seeing out there, and I know I’ll throw one out. I know Automotive.com was recently acquired by Prime Media and it looks like they paid a pretty hefty valuation, about $90 million for the business and I think the latest data point that’s out there is sort of $26 million in ’04 sales. For instance, how similar or dissimilar is that business to Autobytel just to kind of get a sense, you know, on a comparable basis?

Rick Post:	You know Kelly, we do business with Automotive and they’re - they have been a terrific partner of ours for a long time. They have - I don’t know that their business model is very similar to ours.

They - while they’re in the same space and they are in the leads business, they don’t have the large dealer network that we have. They don’t - I don’t know what their OEM, direct OEM relationship is. I don’t know that they have a lot of advertising. I think they’re - they’ve been privately held so I don’t have a lot of data specifically other than I can say they’ve been a very good large partner of ours for the last few years.

Kelly Darin:	Okay, any other I guess examples of companies that you’re seeing in the space go through, you know, a merger, a sale, or be acquisitive?

Rick Post:	No I - well I would - we - a lot of the players in this space are private so when transactions do occur often times they’re private to private. We don’t get a lot of in-depth information. The Primedia, Primedia was public and so they disclosed quite a bit on that acquisition of Automotive.

But, as I said, most - a lot of the players in our space are private. There is one that’s tangentially in our space. DealerTrack just went public. But other than that there just aren’t a lot of public companies in this automotive Internet marketing space at the moment.

Kelly Darin:	Okay, thanks a lot.

Operator:	Your next question comes from the line of Robert Setrakian with Helios Partners.

Robert Setrakian:	Hi guys.

Rick Post:	Hi Robert.

Robert Setrakian:	I was happy to hear that you’re going to have a conference call on the 20th with Jim. Has he had enough time to study the business to give us his vision and action plan on that call or is he going to need a little bit of more time for that?

Rick Post:	Well since he hasn’t started yet I think we are going to give him a little bit more time. But seriously, Jim knows the overall space very well. What he’s running at AOL is one of their largest divisions in the Internet area and has terrific knowledge of the Internet space, of local search.

So I don’t, you know, I don’t expect Jim to be on to give his strategy and his view of exactly how he’s going to operate with Autobytel. But I do think you will get a sense of - on this call of Jim’s knowledge of the space and Jim’s knowledge of products in the space, a little bit about who he is. And I think you’re going to find him very impressive.

Robert Setrakian:	Good, and realistically speaking in terms of, you know, dealing with the investors perspective and the analysts world. Is that going to be an area of emphasis going forward and, you know, how long before we see that effort being emphasized?

Rick Post:	Well I don’t want to speak for Jim. That would put him in a bad box. But, you know, one of the things that - what Jim and I have talked about is certainly as he develops the going forward strategy off of the strategy we have, I don’t think that the strategy, the basic framework of what Autobytel is, changes overnight. I think it gets improved, it gets enhanced, we’re looking to innovate products.

And the last year has been tough because we’ve really been in a situation where product innovation has had to take a bit of a back seat to financial statements and other activities in the business.

We also would like to be much more open and proactive with investors, but we’ve been in so many quiet periods between the lengthy restatement we had and then the strategic process that the Board felt we needed to look at and evaluate. And when we made that public it really put us again into a position where we were - just really couldn’t go out and communicate much with investors.

So, we’ve been in a tough situation in terms of being able to communicate more information to you. I think when Jim gets on board, I know in talking with him, he’s anxious to meet with investors, relate his vision and his strategy. But I think we need to give him at least 90 days, 90 to 100 days to fully develop that and articulate it. He obviously has great ideas in this space and that’s why I’m so excited about him. I think you’ll hear some of that on Monday.

Robert Setrakian:	Good. Just a couple of other questions, when you put out your press release on the strategic alternatives process, a lot of people focused on, you know, no sale at this time idea. To me that means - that meant you didn’t get a price that you thought reflected the value of the company. And I focused more on the strategic partnerships line that you had in there. And knowing a little bit about Jim’s background at AOL, the recent transaction there with Google in terms of the strategic partnership. Am I right to focus on that?

Rick Post:	I think you’re right to focus on - that Jim has a history of at AOL building businesses by both doing smart acquisitions and smart partnering relationships. So Jim is in the heart of the Internet space and Jim’s in the heart of all the players. And he’ll bring great contacts and skill to that area, a great skill set.

So I think we’ve got to let Jim get in here but certainly one of the areas he’s been successful with at AOL has been partnerships and some very strategic acquisitions.

Robert Setrakian:	And last but not least, something that’s very near and dear to me as an investor also having been on management side. In terms of, you know, the Board deciding not to pursue a sale at this time, feeling that, you know, probably the offer didn’t adequately reflect the company’s value.

Should we expect Board members and perhaps some members of management purchasing shares in the open market to show their confidence in the company, to show their confidence in the new vision of, you know, the new CEO that’s coming in? Should we expect that?

Rick Post:	I can’t tell you to - what to expect or not to expect. That really would be inappropriate for me to speculate.

Robert Setrakian:	Or do you think it’s a good idea?

Rick Post:	I think it’s always a great idea for management to own shares in the company. I can’t speculate on what individuals will do or what the situation is around what they currently own versus options and other things they may have invested in the company. So, I don’t have a speculation on that.

Robert Setrakian:	Okay thanks. We look forward to the conference call on the 20th.

Rick Post:	Good.

Operator:	Your final question comes from the line of Justin Cable with B. Riley Company.

Justin Cable:	Thanks. I think most of my questions have been answered but one question that I’m surprised hasn’t come up is can you explain why you didn’t put Q4 results in your press release?

Rick Post:	I don’t have an answer for that. We didn’t put them in. I think it’s typically the way we’ve released it - the detail breakout is not in the K either the way the financial statements are required to be filed.

Justin Cable:	Okay just, you know, as an analyst covering the stock and I think I speak for a lot of shareholders as well as investors that it certainly is displeasing not to see quarterly results in a Q4 announcement. You know, having to back out the numbers from the annual results is completely ridiculous especially when we have less than, what 18 hours to address, you know, go through the numbers and figure out what the quarterly trends are. So I just wanted to make that comment, thanks.

Rick Post:	Okay, noted and I appreciate your comment. Thank you Justin.

Operator:	And at this time there are no further questions. I turn the call back to management for closing remarks.

Rick Post:	Operator, I want to thank everybody on the call today and we’ll have a call with Jim Riesenbach on Monday. Thank you.

Operator:	Thank you sir. Ladies and gentlemen we do appreciate your joining us this evening. This does conclude our conference call. You may now disconnect.